Exhibit 99.1

Antigenics Reports First Quarter 2010 Financial Results

Conference Call Scheduled for Today at 11:00 a.m. Eastern Time

LEXINGTON, Mass.--(BUSINESS WIRE)--April 29, 2010--Antigenics Inc. (NASDAQ: AGEN) reported today its results for the quarter ended March 31, 2010. The company reported a net loss attributable to common stockholders of $9.0 million, or $0.10 per share, basic and diluted, for the first quarter of 2010, compared with a net loss attributable to common stockholders in the first quarter of 2009 of $9.7 million, or $0.14 per share, basic and diluted. The company’s net cash burn (cash used in operating activities plus capital expenditures and dividend payments) for the first quarter of 2010 and 2009 respectively was $6.1 million and $9.8 million. The 2010 net cash burn figure primarily reflects the company’s efforts to support Oncophage as well as cost containment. Cash, cash equivalents and short-term investments amounted to $23.9 million as of March 31, 2010.

Corporate Update

  Dr. Andrew Parsa of the Brain Tumor Research Center at the University of California, San Francisco (UCSF) will present clinical data from a Phase 2 trial testing Oncophage in the treatment of recurrent glioma at the International Conference on Brain Tumor Research and Therapy on May 20, 2010. He will also be presenting on the subject of vaccine therapy for glioma at the American Association of Neurological Surgeons conference in Philadelphia on May 4, 2010.
  Two Phase 2 clinical trials testing Oncophage in glioma, or brain cancer, are currently underway. One trial is being conducted in patients with recurrent disease and the other in patients with newly diagnosed disease. Both trials are being led by Dr. Parsa. The trials are sponsored by the National Institutes of Health in conjunction with patient advocacy groups and will evaluate overall survival, progression-free survival and immune response.
  Antigenics is currently assessing potential registrational strategies for Oncophage in the treatment of glioma in the US and other territories.
  The first patient in Russia with intermediate-risk renal cell carcinoma (RCC), or kidney cancer, has received treatment with Oncophage commercial product. While there appears to be a limited private pay market in Russia, Antigenics continues to explore local distribution channels to support broader commercialization efforts as well as government reimbursement.
  Over the past month, Antigenics held meetings with regulatory agencies from select European member states to assist in determining whether there is a viable path forward for resubmission of the Oncophage marketing authorization application for intermediate-risk RCC in Europe. The company plans to make a decision regarding the next steps in the second half of 2010.

  A survival registry following patients from the company’s Phase 3 trial testing Oncophage in non-metastatic RCC has been closed. Final data collection is underway.
  Data from a Phase 1 trial testing AG-707, a heat shock protein-based off-the-shelf therapeutic vaccine for the treatment of genital herpes has been analyzed. The findings are expected to be presented at a medical conference and/or published in a scientific/medical journal later this year.
  Antigenics’ partners, including GlaxoSmithKline, continue clinical development of approximately 15 vaccines containing Antigenics’ QS-21 investigational adjuvant. Phase 3 programs include vaccines for malaria, melanoma and non-small cell lung cancer. Antigenics would be entitled to receive milestone payments as these programs advance, as well as royalties for at least 10 years after commercial launch. The cost of developing and marketing these vaccines is assumed entirely by the company’s licensees. The first products containing QS-21 could be launch as early as the 2012/2013 timeframe.
  Subsequent to the end of the quarter, the company exchanged approximately 954,000 shares of common stock for approximately $2.3 million in face value of its 5.25% convertible notes. The original balance of this note was $50 million, of which approximately $17.7 million remains outstanding after a series of exchanges and repurchases.
  As of April 26, 2010, the company has regained compliance with the continued listing requirements of the NASDAQ Capital Markets, and the matter is now closed.

Conference Call Information

Antigenics executives will host a conference call at 11:00 a.m. Eastern Time today. To access the live call, dial 877.762.5772 (domestic) or 706.643.6986 (international); the access code is 69675455. The call will also be webcast and will be accessible from the company’s website at www.antigenics.com/webcast/. A replay will be available approximately two hours after the call through midnight Eastern Time on October 29, 2010. The replay number is 800.642.1687 (domestic) or 706.645.9291 (international), and the access code is 69675455. The replay will also be available on the company’s website approximately two hours after the live call.

About Antigenics

Antigenics is a biotechnology company working to develop treatments for cancers and infectious diseases. For more information, please visit www.antigenics.com.

This earnings release contains forward-looking statements, including statements regarding development, regulatory and commercialization efforts, clinical trial activities, data, results and timelines of the company and its licensees and collaborators. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory authorities, physicians patients, and our licensees and collaborators; the possibility that clinical trial results will not be as favorable; the inability to secure local distributors, service providers, and payment mechanisms in Russia; the ability to raise capital and finance future activities; Antigenics’ dependence on its collaborative partners to successfully develop and commercialize products; and the factors described under the Risk Factors section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the period ended December 31, 2009. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics’ business and securities, investors should give careful consideration to these risks and uncertainties.

Summary Consolidated Financial Information

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended March 31,
	2010	2009

Revenue	$936	$621

Operating expenses:
Research and development	4,631	4,905
General and administrative	3,566	3,904

Operating loss	(7,261)	(8,188)

Other expense, net	(1,550)	(1,288)

Net loss	(8,811)	(9,476)

Dividends on Series A convertible preferred stock	(198)	(198)

Net loss attributable to common stockholders	$(9,009)	$(9,674)

Per common share data, basic and diluted:
Net loss attributable to common stockholders	$(0.10)	$(0.14)
Weighted average number of common shares outstanding, basic and diluted	90,982	66,871

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	March 31, 2010	December 31, 2009

Cash, cash equivalents and short-term investments	$23,937	$30,065
Total assets	39,120	45,874
Total stockholders' deficit	(24,408)	(16,975)

CONTACT:
Antigenics
Media:
Brad Miles, 212-477-9007 x17
or
Investors:
Shalini Sharp, 800-962-2436